                                                FILED PURSUANT TO RULE 424(b)(5)
                                                      REGISTRATION NO. 333-57163

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 27, 1998)

                                 $150,000,000

                     HEALTH CARE PROPERTY INVESTORS, INC.

                          MEDIUM-TERM NOTES, SERIES D
                  DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                                ---------------

  Health Care Property Investors, Inc. (the "Company") may offer its Medium-Term Notes, Series D (the "Notes"), from time to time in an aggregate initial offering price of up to $150,000,000 subject to reduction as a result of the sale by the Company of certain other Securities. Each Note will mature on a Business Day nine months or more from the date of issue, as specified in a pricing supplement hereto (each, a "Pricing Supplement"), and may be subject to redemption by the Company or repayment at the option of the Holder thereof, in each case, in whole or in part, prior to its Stated Maturity Date, as set forth therein and specified in the applicable Pricing Supplement.

  The interest rate, if any, or the formula for the determination of any such interest rate, applicable to each Note and other variable terms of the Notes as described herein will be established by the Company at the date of issue of such Note and will be set forth therein and specified in a Pricing Supplement. Interest rates, interest rate formulae and such other variable terms are subject to change by the Company, but no change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company. Each Note will be issued in fully registered book-entry form (a "Book-Entry Note") or definitive form (a "Definitive Note"), as set forth in the applicable Pricing Supplement, in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement. Each Book-Entry Note will be represented by one or more fully registered global securities deposited with or on behalf of The Depository Trust Company (or such other depositary as is identified in an applicable Pricing Supplement) (the "Depositary") and registered in the name of the Depositary or the Depositary's nominee. Interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to its participants) and the Depositary's participants (with respect to beneficial owners). Except in limited circumstances, Book-Entry Notes will not be exchangeable for Definitive Notes.

  Unless otherwise specified in an applicable Pricing Supplement, the Notes will bear interest at fixed rates (the "Fixed Rate Notes") or at floating rates (the "Floating Rate Notes"). The applicable Pricing Supplement will specify whether a Floating Rate Note is a Regular Floating Rate Note, Floating Rate/Fixed Rate Note or Inverse Floating Rate Note and whether its rate of interest is determined by reference to one or more of the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR, the Prime Rate or the Treasury Rate (each, an "Interest Rate Basis"), or any other interest rate basis or formula, as adjusted by any Spread and/or Spread Multiplier and will specify such other terms applicable to such Note. See "Description of Notes." Interest on Fixed Rate Notes will accrue from their date of issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable semiannually in arrears on June 15 and December 15 of each year and at Maturity. Unless otherwise specified in an applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually, as set forth therein and specified in the applicable Pricing Supplement, and interest on each Floating Rate Note will accrue from its date of issue and will be payable in arrears monthly, quarterly, semiannually or annually, as specified in the applicable Pricing Supplement, and at Maturity. Notes may also be issued with original issue discount, and such Notes may or may not currently pay interest.

                                ---------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS SUPPLEMENT,  THE  PROSPECTUS OR ANY SUPPLEMENT
          HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
            OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                     PRICE TO     AGENT'S DISCOUNTS          PROCEEDS TO
                    PUBLIC(1)   AND COMMISSIONS(1)(2)       COMPANY(1)(3)

-------------------------------------------------------------------------------
Per Note..........     100%          .125%-.750%           99.875%-99.250%

-------------------------------------------------------------------------------
Total............. $150,000,000  $187,500-$1,125,000  $149,812,500-$148,875,000
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., NationsBanc Montgomery Securities LLC or BNY Capital Markets, Inc. (each an "Agent" and, collectively, the "Agents"), will purchase the Notes, as principal, from the Company, for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent, or, if so specified in an applicable Pricing Supplement, for resale at a fixed public offering price. Unless otherwise specified in an applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale (as described below) of a Note of identical maturity. If agreed to by the Company and the applicable Agent, such Agent may utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in an applicable Pricing Supplement. The Company will pay a commission to each Agent, ranging from .125% to .750% of the principal amount of a Note, depending upon its Stated Maturity, sold through such Agent. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through an Agent will be negotiated between the Company and such Agent at the time of such sale. See "Plan of Distribution."
(2) The Company has agreed to indemnify the Agents against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."
(3) Before deducting expenses payable by the Company estimated at $280,000.

                                ---------------

  The Notes are being offered on a continuing basis by the Company through the Agents. Unless otherwise specified in an applicable Pricing Supplement, the Notes will not be listed on any securities exchange. There is no assurance that the Notes offered by this Prospectus Supplement will be sold or, if sold, that there will be a secondary market for the Notes. The Company reserves the right to cancel or modify the offer made hereby without notice. The Company or an Agent, if it solicits the offer on an agency basis, may reject any offer to purchase Notes in whole or in part. See "Plan of Distribution."

                                ---------------

MERRILL LYNCH & CO.

             GOLDMAN, SACHS & CO.

                            NATIONSBANC MONTGOMERY SECURITIES LLC

                                                      BNY CAPITAL MARKETS, INC.

                                ---------------
          The date of this Prospectus Supplement is August 27, 1998.

  IN CONNECTION WITH AN OFFERING OF NOTES PURCHASED BY ONE OR MORE AGENTS, AS PRINCIPAL, ON A FIXED OFFERING PRICE BASIS, SUCH AGENT(S) MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF SUCH NOTES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING AND THE PURCHASE OF NOTES TO COVER SHORT POSITIONS OF SUCH AGENT(S). FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                               ----------------

CAUTIONARY LANGUAGE REGARDING FORWARD LOOKING STATEMENTS

  Statements in this Prospectus Supplement that are not historical factual statements are "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of complying with these safe harbor provisions. The statements include, among other things, statements regarding the intent, belief or expectations of the Company and its officers and can be identified by the use of terminology such as "may," "will," "expect," "believe," "intend," "plan," "estimate," "should" and other comparable terms or the negative thereof. In addition, the Company, through its senior management, from time to time makes forward looking oral and written public statements concerning the Company's expected future operations and other developments. Stockholders and other investors are cautioned that, while forward looking statements reflect the Company's good faith beliefs and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. Actual results may differ materially from the expectations contained in the forward looking statements as a result of various factors. Such factors include (i) legislative, regulatory, or other changes in the health care industry at the local, state or federal level which increase the costs of or otherwise affect the operations of the Company's Lessees (as defined below) and mortgagors;
(ii) changes in the reimbursement available to the Company's Lessees and mortgagors by governmental or private payors, including changes in Medicare and Medicaid payment levels and the availability and cost of third party insurance coverage; (iii) competition for Lessees and mortgagors, including with respect to new leases and mortgages and the renewal or roll-over of existing leases; (iv) competition for the acquisition and financing of health care facilities; (v) the ability of the Company's Lessees and mortgagors to operate the Company's properties in a manner sufficient to maintain or increase revenues and to generate sufficient income to make rent and loan payments; and (vi) changes in national or regional economic conditions, including changes in interest rates and the availability and cost of capital to the Company.

                               ----------------

                             DESCRIPTION OF NOTES

  The Notes will be issued as a series of Debt Securities under an Indenture (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). The following summary of certain provisions of the Notes and of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part. Capitalized terms used but not defined herein have the meanings given to them in the Indenture or the Notes, as the case may be. The term "Debt Securities," as used in this Prospectus Supplement, refers to all securities issued and issuable from time to time under the Indenture and includes the Notes. The following description of Notes will apply unless otherwise specified in an applicable Pricing Supplement.

GENERAL

  All Debt Securities, including the Notes, issued and to be issued under the Indenture will be unsecured general obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate principal amount from time to time authorized by the Company for each series. The Company may, from time to time, without the consent of the Holders of the Notes, provide for the issuance of Notes or other Debt Securities under the Indenture in addition to the $150,000,000 aggregate initial offering price of Notes offered hereby and the other Debt Securities previously issued, if any.

  Except as described under "Description of the Debt Securities--Certain Covenants of the Company--Limitation on Borrowing Money" in the Prospectus, the Indenture does not contain any other provisions that would afford Holders of Debt Securities protection in the event of a highly leveraged transaction, reorganization, restructuring, change in control, merger or similar transaction involving the Company that may adversely affect Holders of Debt Securities.

  The Notes will be offered on a continuing basis and will mature on any business day nine months or more from the date of issue, as specified in an applicable Pricing Supplement. Unless otherwise specified in an applicable Pricing Supplement, interest-bearing Notes will either be Fixed Rate Notes or Floating Rate Notes as specified in the applicable Pricing Supplement. Notes may be issued at significant discounts from their principal amount payable at the Stated Maturity Date (or on any prior date on which the principal or an installment of principal of a Note becomes due and payable, whether by the declaration of acceleration, call for redemption at the option of the Company, repayment at the option of the Holder or otherwise) (each such date, a "Maturity"), and some Notes may not bear interest. The Notes will be denominated in United States dollars and payments of principal of, and premium, if any, and interest on, the Notes will be made in United States dollars.

  Interest rates offered by the Company with respect to the Notes may differ depending upon, among other factors, the aggregate principal amount of Notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors.

  Interest rates, interest rate formulae and other variable terms of the Notes are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

  Each Note will be issued in fully registered form as a Book-Entry Note or a Definitive Note, in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement. Book-Entry Notes may be transferred or exchanged only through the Depositary. See "Book-Entry Notes." Registration of transfer of Definitive Notes will be made at the office or agency of the Company maintained by the Company for such purpose in the Borough of Manhattan, The City of New York. No service charge will be made by the Company or the Trustee for any such registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith (other than exchanges pursuant to the Indenture not involving any transfer).

  Payments of principal of, and premium and interest, if any, on Book-Entry Notes will be made by the Company through the Trustee to the Depositary. See "Book-Entry Notes." In the case of Definitive Notes, payment of principal or premium, if any, at the Maturity of each Definitive Note will be made in immediately available funds upon presentation of the Definitive Note at the office or agency of the Company maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, or at such other place as the Company may designate (or, in the case of any repayment on an Optional Repayment Date, upon presentation of the Definitive Note in accordance with the provisions thereon as described below). Payment of interest due at Maturity will be made to the person to whom payment of the principal of the Definitive Note shall be made. Payment of interest due on Definitive Notes other than at Maturity will be made at the office or agency of the Company maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, or, at the option of the Company, may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the registry books of the Company. Notwithstanding the foregoing, a Holder of $10,000,000 or more in aggregate principal amount of Definitive Notes having the same Interest Payment Dates will, at the option of the Company, be entitled to receive interest payments (other than at Maturity) by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to the applicable Interest Payment Date. Such wire instructions, upon receipt by the Trustee, shall remain in effect until revoked by such Holder.

REDEMPTION AT THE OPTION OF THE COMPANY

  Unless otherwise indicated in an applicable Pricing Supplement, Notes will not be subject to any sinking fund. The Notes will be redeemable at the option of the Company prior to the Stated Maturity Date only if an Initial Redemption Date is specified therein and in the applicable Pricing Supplement. If so indicated in the applicable Pricing Supplement, Notes will be subject to redemption at the option of the Company on any date on and after the applicable Initial Redemption Date specified in such Pricing Supplement. On or after the Initial Redemption Date, if any, the related Note may be redeemed at any time in whole or from time to time in part in increments of $1,000 (provided that any remaining principal amount of such Note will be an authorized denomination of such Note) at the option of the Company at the applicable Redemption Price, together with accrued interest thereon payable to the date of redemption, on written notice given not more than 60 nor less than 30 days prior to the date of redemption and in accordance with the provisions of the Indenture. "Redemption Price," with respect to a Note, will initially mean a percentage, the Initial Redemption Percentage, of the principal amount of such Note to be redeemed specified in the applicable Pricing Supplement and shall decline at each anniversary of the Initial Redemption Date by a percentage, the Annual Redemption Percentage Reduction, if any, specified in the applicable Pricing Supplement, of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

REPAYMENT AT THE OPTION OF THE HOLDER

  If so indicated in an applicable Pricing Supplement, Notes will be repayable by the Company in whole or in part at the option of the Holders thereof on their respective Optional Repayment Dates specified in such Pricing Supplement. If no Optional Repayment Date is indicated with respect to a Note, such Note will not be repayable at the option of the Holder prior to the Stated Maturity Date. Any repayment in part will be in increments of $1,000 (provided that any remaining principal amount of such Note will be an authorized denomination of such Note). Unless otherwise provided in an applicable Pricing Supplement, the repayment price for any Note so repaid will be 100% of the principal amount to be repaid, together with interest thereon payable to the date of repayment. For any Note to be so repaid, the Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Trustee at the Corporate Trust Office (or such other address of which the Company shall from time to time notify the Holders) not more than 60 nor less than 30 days prior to the Optional Repayment Date. Exercise of such repayment option by the Holder will be irrevocable.

  While the Book-Entry Notes are represented by global securities held by or on behalf of the Depositary, and registered in the name of the Depositary or the Depositary's nominee, the Depositary or its nominee will be the Holder of such Book-Entry Notes and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary or its nominee will timely exercise a right to repayment with respect to a particular Book-Entry Note, the beneficial owner of such Book-Entry Note must instruct the participant through which it holds an interest in such Book-Entry Note to notify the Depositary of its desire to exercise a right of repayment. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of Book-Entry Notes should consult the participants through which they own their interest in the Book-Entry Notes for the respective deadlines for such participants. All notices shall be executed by a duly authorized officer of such participant (with signature guaranteed) and shall be irrevocable. In addition, such beneficial owners of Book-Entry Notes shall effect delivery of such Book-Entry Notes at the time such notices of election are given to the Depositary by causing the participant to transfer such beneficial owner's interest in the Book-Entry Notes, on the Depositary's records, to the Trustee. Conveyance of notices and other communications by the Depositary to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners of the Book-Entry Notes will be governed by agreements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  If applicable, the Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws or regulations in connection with any such repayment.

  The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may be held or resold or, at the discretion of the Company, may be surrendered to the Trustee for cancellation.

INTEREST

 General

  Unless otherwise specified in an applicable Pricing Supplement, each Note will bear interest from the date of issue at the rate per annum or, in the case of a Floating Rate Note, pursuant to the interest rate formula, stated therein and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Interest will be payable in arrears on each Interest Payment Date specified in the applicable Pricing Supplement on which an installment of interest is due and payable and at Maturity. Unless otherwise specified in an applicable Pricing Supplement, the first payment of interest on any Note originally issued between a record date and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding record date to the registered Holder on such next succeeding record date. Unless otherwise specified in an applicable Pricing Supplement, a "record date" shall be the fifteenth day (whether or not a Business Day) immediately preceding the related Interest Payment Date.

 Fixed Rate Notes

  Unless otherwise specified in an applicable Pricing Supplement, each Fixed Rate Note will bear interest from, and including, the date of issue, or the most recent date to which interest has been paid or duly provided for, to, but excluding, the Interest Payment Date or Maturity, as the case may be, at the rate per annum stated on the face thereof until the principal amount thereof is paid or made available for payment. Unless otherwise specified in an applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

  Interest on Fixed Rate Notes will be payable semiannually, unless otherwise specified in an applicable Pricing Supplement, on June 15 and December 15 of each year and at Maturity. If any Interest Payment Date or the Maturity of a Fixed Rate Note falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be.

 Floating Rate Notes

  Unless otherwise specified in an applicable Pricing Supplement, Floating Rate Notes will be issued as described below. Each applicable Pricing Supplement will specify certain terms with respect to which such Floating Rate
Note is being delivered, including: whether such Floating Rate Note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," the Interest Rate Basis or Bases, Initial Interest Rate, Interest Reset Dates, Interest Reset Period, record dates, Interest Payment Dates, Index Maturity, maximum interest rate and minimum interest rate, if any, and the Spread and/or Spread Multiplier, if any, and if one or more of the specified Interest Rate Bases is LIBOR, the Designated LIBOR Page, as described below.

  The interest rate borne by the Floating Rate Notes will be determined as follows:

    (i) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," an "Inverse Floating Rate Note" or as having an Addendum attached, such Floating Rate Note will be designated a "Regular Floating Rate Note" and, except as described below or in an applicable Pricing Supplement, bear interest at the rate determined by reference to the applicable Interest Rate Basis (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate.

    (ii) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in an applicable Pricing Supplement, such Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that (i) the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate, and (ii) the interest rate in effect commencing on, and including, the Fixed Rate Commencement Date to Maturity shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement, or if no such Fixed Interest Rate is so specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

    (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in an applicable Pricing Supplement, such Floating Rate Note will bear interest equal to the Fixed Interest Rate specified in the related Pricing Supplement minus the rate determined by reference to the Interest Rate Basis (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note is payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate.

  Notwithstanding the foregoing, if such Floating Rate Note is designated as having an Addendum attached as specified on the face thereof, such Floating Rate Note shall bear interest in accordance with the terms described in such Addendum and the applicable Pricing Supplement.

  Unless otherwise provided in the applicable Pricing Supplement, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in an applicable Pricing Supplement, the interest rate in effect on each day shall be (a) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding such Interest Reset Date or (b) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the next preceding Interest Reset Date.

  Interest on Floating Rate Notes will be determined by reference to an "Interest Rate Basis," which may be one or more of (i) the "CD Rate," (ii) the "Commercial Paper Rate," (iii) the "Eleventh District Cost of Funds Rate,"
(iv) the "Federal Funds Rate," (v) "LIBOR," (vi) the "Prime Rate," (vii) the "Treasury Rate," or (viii) such other Interest Rate Basis or interest rate formula as may be set forth in the applicable Pricing Supplement; provided, however, that with respect to a Floating Rate/Fixed Rate Note, the interest rate commencing on the Fixed Rate Commencement Date and continuing, unless otherwise specified in the applicable Pricing Supplement, until Maturity shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement, or if no such Fixed Interest Rate is so specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

  The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the Interest Rate Basis or Bases will be calculated. The Spread, Spread Multiplier, Index Maturity and other variable terms of the Floating Rate Notes are subject to change by the Company from time to time, but no such change will affect any Floating Rate Note previously issued or as to which an offer has been accepted by the Company.

  Each applicable Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually, annually or such other specified period (each, an "Interest Reset Period") and the dates on which such Interest Rate will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week

(with the exception of weekly reset Treasury Rate Notes which will reset the Tuesday of each week, except as specified below); (iii) monthly, the third Wednesday of each month (with the exception of Eleventh District Cost of Funds Rate Notes, all of which reset monthly, which will reset on the first calendar day of the month); (iv) quarterly, the third Wednesday of March, June, September and December of each year; (v) semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Pricing Supplement; provided however, that, with respect to Floating Rate/Fixed Rate Notes, the fixed rate of interest in effect for the period from the Fixed Rate Commencement Date until Maturity shall be the Fixed Interest Rate or the interest rate in effect on the day immediately preceding the Fixed Rate Commencement Date, as specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding day that is a Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis, if such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day. As used herein, "Business Day" means, unless otherwise specified in the applicable Pricing Supplement, any day other than Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in The City of New York, and, with respect to Notes as to which LIBOR is an applicable Interest Rate Basis, is also a London Business Day. As used herein, "London Business Day" means any day on which dealings in deposits of United States dollars are transacted in the London interbank market.

  A Floating Rate Note may also have either or both of the following: (i) a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any interest period and (ii) a minimum numerical limitation, or floor, on the rate at which interest may accrue during any interest period. In addition to any maximum interest rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by California law, as the same may be modified by United States law of general application.

  Each Floating Rate Note will bear interest from the date of issue at the rates specified therein until the principal thereof is paid or otherwise made available for payment. Except as provided below or in an applicable Pricing Supplement, the Interest Payment Dates in the case of Floating Rate Notes which reset: (i) daily, weekly or monthly, will be the third Wednesday of each month or the third Wednesday of March, June, September and December of each year as specified in the applicable Pricing Supplement; (ii) quarterly, will be the third Wednesday of March, June, September and December of each year;
(iii) semiannually, will be the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and (iv) annually, will be the third Wednesday of the month of each year specified in the applicable Pricing Supplement and, in each case, at Maturity. If any Interest Payment Date for any Floating Rate Note (other than an Interest Payment Date at Maturity) would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding day that is a Business Day except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis, if such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity of a Floating Rate Note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such Maturity.

  Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or
 .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward).

  Unless otherwise specified in the applicable Pricing Supplement, interest payments on Floating Rate Notes will equal the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including the date of issue, if no interest has been paid with respect to such Floating Rate Notes), to but excluding the related Interest Payment Date; provided, however, that the interest payments on Floating Rate Notes made at Maturity will include interest accrued to but excluding the date of Maturity.

  With respect to each Floating Rate Note, accrued interest is calculated by multiplying its face amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Notes for which the Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Notes for which the Interest Rate Basis is the Treasury Rate. Unless otherwise specified in an applicable Pricing Supplement, the interest factor for Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied as specified in the applicable Pricing Supplement and the Notes.

  The interest rate applicable to each Interest Rate Reset Period commencing on the Interest Reset Date with respect to such Interest Rate Reset Period will be the rate determined as of the applicable Interest Determination Date. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date with respect to the CD Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day preceding each Interest Reset Date for the related Note; the Interest Determination Date with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding each Interest Reset Date on which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the Index; the Interest Determination Date with respect to LIBOR will be the second London Business Day preceding each Interest Reset Date. With respect to the Treasury Rate, unless otherwise specified in an applicable Pricing Supplement, the Interest Determination Date will be the day in the week in which the related Interest Reset Date falls on which day Treasury Bills (as defined below) are normally auctioned (Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the related Interest Reset Date, the related Interest Determination Date will be such preceding Friday; and provided, further, that if an auction falls on any Interest Reset Date, then the related Interest Reset Date will instead be the first Business Day following such auction. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to a Floating Rate Note the interest rate of which is determined with reference to two or more Interest Rate Bases will be the latest Business Day which is at least two Business Days prior to such Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined on such date, and the applicable interest rate will take effect on the related Interest Reset Date.

  Unless otherwise provided in the applicable Pricing Supplement, The Bank of New York will be the "Calculation Agent." Upon request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity, as the case may be.

  CD Rate. CD Rate Notes will bear interest at the rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in such CD Rate Notes and in any applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a CD Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the CD Rate (a "CD Rate Interest Determination Date"), the rate on such date for negotiable United States dollars certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such CD Rate Interest Determination Date for negotiable United States dollars certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit." If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York selected by the Calculation Agent (after consultation with the Company) for negotiable United States dollars certificates of deposit of major United States money center banks for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as set forth above, the CD Rate with respect to such CD Rate Interest Determination Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

  Commercial Paper Rate. Commercial Paper Rate Notes will bear interest at the rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in such Commercial Paper Rate Notes and in any applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "Commercial Paper." In the event that such rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate will be the Money Market Yield on such Commercial Paper Rate Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper--Non financial" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If by 3:00 P.M., New York City time, on the related Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent (after consultation with the Company) for commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for non-financial entity whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization, provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined on such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

  "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                   Money Market Yield =    D x 360    X 100
                                         -------------
                                         360 - (D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the applicable Interest Reset Period.

  Eleventh District Cost of Funds Rate. Eleventh District Cost of Funds Rate Notes will bear interest at the rates (calculated with reference to the Eleventh District Cost of Funds Rate and the Spread and/or Spread Multiplier, if any) specified in such Eleventh District Cost of Funds Rate Notes and in any applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date relating to an Eleventh District Cost of Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Interest Determination Date"), the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date as set forth under the caption "11th District" on Telerate Page 7058 as of 11:00 A.M., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on Telerate Page 7058 on any related Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Rate Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month preceding such Eleventh District Cost of Funds Rate Interest Determination Date. If the FHLB of San Francisco fails to announce the Index on or prior to such Eleventh District Cost of Funds Rate Interest Determination Date for the calendar month next preceding such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate Interest Determination Date.

  Federal Funds Rate. Federal Funds Rate Notes will bear interest at the rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in such Federal Funds Rate Notes and in any applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If by 3:00 P.M., New York City time, on the related Calculation Date such rate is not published in either H.15(519) or Composite Quotations, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York selected by the Calculation Agent (after consultation with the Company) prior to 9:00 A.M., New York City time on such Federal Funds Rate Interest Determination Date; provided, however that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate with respect to such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

  LIBOR. LIBOR Notes will bear interest at the rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in such LIBOR Notes and in any applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined by the Calculation Agent in accordance with the following provisions:

    (i) With respect to an Interest Determination Date relating to a LIBOR Note or any Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in United

  States dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, that appear on the Designated LIBOR Page specified in the applicable Pricing Supplement as of 11:00 A.M., London time, on that LIBOR Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement, or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR the rate for deposits in United States dollars having the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Business Day immediately following that LIBOR Interest Determination Date that appears on the Designated LIBOR Page specified in the applicable Pricing Supplement as of 11:00 A.M., London time, on that LIBOR Interest Determination Date. If fewer than two offered rates appear, or no rate appears, as applicable, LIBOR in respect of the related LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in clause
  (ii) below.

    (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent (after consultation with the Company), to provide the Calculation Agent with its offered quotation for deposits in United States dollars for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in such market at such time. If at least two such quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such LIBOR Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent (after consultation with the Company) for loans in United States dollars to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in United States dollars in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined on such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

  "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for United States dollar deposits, or (b) if "LIBOR Telerate" is designated in the applicable Pricing Supplement, the display on the Dow Jones Markets Limited (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the United States dollar deposits. If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified.

  Prime Rate. Prime Rate Notes will bear interest at the rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if
any) specified in such Prime Rate Notes and any applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Prime Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as hereinafter defined) as such bank's prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Prime Rate Interest Determination Date, the Prime Rate shall be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks (which may include affiliates of the Agents) in The City of New York selected by the Calculation Agent (after consultation with the Company). If fewer than four such quotations are so provided, then the Prime Rate shall be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date as furnished in The City of New York by the major money center banks, if any, that have provided such quotations and by a reasonable number of substitute banks or trust companies (which may include affiliates of the Agents) to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any state thereof, each having total equity capital of at least $500 million and being subject to supervision or examination by Federal or state authority selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

  "Reuters Screen USPRIME1 Page" means the display on the Reuter Monitor Money Rates Service (or any successor service) on the "USPRIME1" page (or such other page as may replace the USPRIME1 page on that service) for the purpose of displaying prime rates or base lending rates of major United States banks.

  Treasury Rate. Treasury Rate Notes will bear interest at the rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in such Treasury Rate Notes and in any applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Treasury Rate Note or any Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate applicable to the auction held on such Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading "Treasury Bills-auction average (investment)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the auction average rate of such Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the Auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement are not reported as provided by 3:00 P.M., New York City time, on such Calculation Date, or if no such Auction is held, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include the Agents or their affiliates ) selected by the Calculation Agent (after consultation with the Company), for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate with respect to such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

OTHER PROVISIONS; ADDENDA

  Any provisions with respect to Notes, including the determination of an Interest Rate Basis, the specification of an Interest Rate Basis, calculation of the interest rate applicable to a Floating Rate Note, its Interest Payment Dates or any other matter relating thereto may be modified by the terms as specified under "Other Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof and in the applicable Pricing Supplement.

DISCOUNT NOTES

  Notes may be issued at a price less than their stated redemption price at Maturity, resulting in such Notes being treated as issued with original issue discount for Federal income tax purposes ("Discount Notes"). Such Discount Notes may currently pay no interest or interest at a rate which at the time of issuance is below market rates. See "Material Federal Income Tax Considerations." Certain additional considerations relating to any Discount Notes may be described in the Pricing Supplement relating thereto.

INDEXED NOTES

  Notes also may be issued with the principal amount payable at Maturity and/or interest to be paid thereon to be determined with reference to the price or prices of specified commodities or stocks, the exchange rate of one or more specified currencies (including a composite currency such as the European Currency Unit) relative to an indexed currency, interest rate indices, interest rate or exchange rate swap indices or such other price or exchange rate or other financial index or indices as may be specified in such Note ("Indexed Notes"), as set forth in an applicable Pricing Supplement. Holders of such Notes may receive a principal amount at Maturity that is greater than or less than the face amount of the Notes depending upon the relative value at Maturity of the specified indexed item. Information as to the method for determining the principal amount payable at Maturity, certain historical information with respect to the specified indexed item or items and tax considerations associated with investment in Indexed Notes will be set forth in the applicable Pricing Supplement.

  An investment in Notes indexed, as to principal or interest or both, to one or more values of currencies (including exchange rates and swap indices between currencies), commodities or interest rate or other indices entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. If the interest rate of such a Note is so indexed, it may result in an interest rate that is less than that payable on a conventional fixed-rate debt security issued at the same time, including the possibility that no interest will be paid, and, if the principal amount of such a Note is so indexed, the principal amount payable at Maturity may be less than the original purchase price of such Note if allowed pursuant to the terms of such Note, including the possibility that no principal will be paid. The secondary market for such Notes will be affected by a number of factors independent of the creditworthiness of the Company and the value of the applicable currency, commodity or interest rate index, including the volatility of the applicable currency, commodity or interest rate index, the time remaining to the maturity of such Notes, the amount outstanding of such Notes and market interest rates. The value of the applicable currency, commodity or interest rate index depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the principal amount or interest payable with respect to such Notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index may be increased. The historical experience of the relevant currencies, commodities or interest rate indices should not be taken as an indication of future performance of such currencies, commodities or interest rate indices during the term of any Note. The credit ratings assigned to the Company's Medium-Term Note program are reflective of the Company's credit status, and are not in any respect reflective of the potential impact of the factors discussed above or any other factors on the market value of the Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in such Notes and the suitability of such Notes in light of their particular circumstances.

  Notwithstanding anything to the contrary contained herein or in the Prospectus, for purposes of determining the rights of a Holder of a Note indexed as to principal in respect of voting for or against amendments to the Indenture and modifications and the waiver of rights thereunder, the principal amount of such Indexed Note shall be deemed to be equal to the face amount thereof upon issuance. The method for determining the amount of principal payable at Maturity will be specified in the applicable Pricing Supplement.

BOOK-ENTRY NOTES

  Upon issuance, all Book-Entry Notes having the same Original Issue Date, Stated Maturity Date and otherwise having identical terms and provisions will be represented by a single global security (each, a

"Registered Global Security"); provided, however, that if by reason of the foregoing, a single Registered Global Security would exceed $200,000,000 in aggregate principal amount, one Registered Global Security will be issued to represent each $200,000,000 of aggregate principal amount and an additional Registered Global Security will be issued to represent any remaining principal amount. Each Registered Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary. Except as set forth below, Registered Global Securities may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any nominee to a successor of the Depositary or a nominee of such successor.

  The Depository Trust Company, New York, New York ("DTC"), will be the initial Depositary with respect to the Notes. DTC has advised the Company and the Agents that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants.

                  MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

  The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, tax-exempt organizations, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency (as defined in Section 985 of the Code) is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). BECAUSE THE EXACT PRICING AND OTHER TERMS OF THE NOTES WILL VARY, NO ASSURANCE CAN BE GIVEN THAT THE CONSIDERATIONS DESCRIBED BELOW WILL APPLY TO A PARTICULAR ISSUANCE OF NOTES. CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE OWNERSHIP OF PARTICULAR NOTES (WHERE APPLICABLE) WILL BE SUMMARIZED IN THE PRICING SUPPLEMENT RELATING TO SUCH NOTES. PERSONS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

  As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury Regulations), (iii) an estate whose income is subject to United States Federal income taxation regardless of its source, (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996. and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be U.S. Holders. The term "U.S. Holder" also includes certain former citizens of the United States. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

  Payments of Interest. Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of accounting for federal income tax purposes).

  Original Issue Discount. The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount ("Discount Notes").

  For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a Note providing for the payment of any amount other than qualified stated interest (as hereinafter defined) prior to maturity, multiplied by the weighted average maturity of such Note). The issue price of each Note in an issue of Notes equals the first price at which a substantial amount of such Notes has been sold for money (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable as a series of payments in cash or property (other than debt instruments of the issuer) at least annually during the entire term of the Note and equal to the outstanding principal balance of the Note multiplied by a single fixed rate of interest. In addition, under final Treasury Regulations (the "OID Regulations") promulgated by the Internal Revenue Service (the "IRS") under the original issue discount provisions of the Code, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Note or any "true" discount on such Note (i.e., the excess of the Note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Note would be treated as original issue discount rather than qualified stated interest.

  Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting for federal income tax purposes). Holders of Notes with a de minimis amount of original issue discount, as described above, will generally include such original issue discount in income as capital gain on a pro rata basis as principal payments are made on the Note. A U.S. Holder of a Discount Note that matures more than one year from the date of issuance must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method based on a compounding of interest in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to such Discount Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Discount Note. The "daily portion" of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

  A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Discount Note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount
Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

  Under the OID Regulations, Floating Rate Notes and Indexed Notes ("Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

  A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate is a qualified floating rate if it is equal to either (1) the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35 or (2) the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Note. An "objective rate" is a rate (other than a qualified floating rate) that is obtained using a single fixed formula and that is based on objective financial or economic information outside of the issuer's control. The OID Regulations also provide that other variable interest rates may be treated as objective rates if so designated by the IRS in the future. Despite the foregoing, a variable rate of interest on a Variable Note will not constitute an objective rate if it is reasonably expected that the average value of such rate during the first half of the Variable Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Variable Note's term. A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

  If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, then any stated interest on such Note which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually during the term of the Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a "true" discount (i.e., at a price below the Note's stated principal amount) in excess of a specified de minimis amount. Original issue discount on such a Variable Note arising from "true" discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

  In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

  Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. In each accrual period, appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

  If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. Generally, if a Variable Note is treated as a contingent payment obligation, interest payments thereon will be treated as "contingent interest" payments. Under applicable Treasury Regulations, any contingent interest payments on a Variable Note would be includible in income in a taxable year whether or not the amount of any payment is fixed or determinable in that year. The amount of interest included in income in any particular accrual period would be determined by constructing a projected payment schedule (as determined under the Regulations) for the Variable Note and applying daily accrual rules similar to those for accruing original issue discount on Notes issued with original issue discount (as discussed above). If the actual amount of contingent interest payments is not equal to the projected amount, an adjustment to income at the time of the payment must be made to reflect the difference.

  Certain of the Notes (i) may be redeemable at the option of the Company prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

  U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

  Short-Term Notes. Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale, exchange or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

  Market Discount. If a U.S. Holder purchases a Note, other than a Discount Note, for an amount that is less than its stated redemption price at maturity or, in the case of a Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a "market discount," unless such market discount is less than a specified de minimis amount.

  Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on an economic accrual basis. If such Note is disposed of in a nontaxable transaction (other than as provided in Sections 1276(c) and (d) of the Code), accrued market discount will be includible as ordinary income to the U.S. Holder as if such U.S. Holder had sold the Note at its then fair market value.

  A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions (including a nontaxable transaction other than as provided by Sections 1276(c) and (d) of the Code), because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS.

  Premium. If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. A U.S. Holder who elects to amortize bond premium must reduce his tax basis in the Note by the amount of the premium amortized in any year. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

  Disposition of a Note. Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note were held for more than one year, and short-term capital gain or loss if the Note were held for one year or less. U.S. Holders should consult their own tax advisors regarding the capital gains rate applicable to them. The deductibility of capital losses is subject to certain limitations.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  The Company intends to comply with all requirements imposed by the information reporting and backup withholding provisions of the Code. A holder may be subject to backup withholding at the rate of 31% of the interest and other "reportable payments" (including, under certain circumstances, principal payments and sales proceeds) paid with respect to the Notes if, in general, the holder fails to comply with certain reporting procedures and is not an exempt recipient under applicable provisions of the Code.

  Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and information reporting and the procedures for obtaining such an exemption, if applicable. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

NON-U.S. HOLDERS

  A non-U.S. Holder will not be subject to United States federal income taxes on payments of principal, premium (if any) or interest (including original issue discount and accruals under applicable Treasury Regulations, if any) on a Note, unless such non-U.S. Holder owns actually or constructively 10% or more of the total combined voting power of the Company, is a controlled foreign corporation related to the Company through stock ownership or is a bank receiving interest described in section 881(c)(3)(A) of the Code. Sections 871(h) and 881(c) of the Code, and applicable Treasury regulations, require that, in order to obtain the exemption from withholding tax described above, either the beneficial owner of the Note, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding the Note on behalf of such beneficial owner, file a statement with the withholding agent to the effect that the beneficial owner of the Note is not a United States person. In general, such requirement will be fulfilled if the beneficial owner of a Note certifies on IRS Form W-8, under penalties of perjury, that it is not a United States person and provides its name and address, and any Financial Institution holding the Note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such statement from the Holder (and furnishes the withholding agent with a copy thereof).

  Generally, a non-U.S. Holder will not be subject to United States federal income taxes on any amount which constitutes gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

  If a non-U.S. Holder of a Note is engaged in a trade or business in the United States, and if interest (including original issue discount, if any) or gain on the Note is effectively connected with the conduct of such trade or business, the non-U.S. Holder, although exempt from the withholding tax discussed above, will generally be subject to regular United States income tax on interest and on any gain realized on the sale, exchange or other disposition of a Note in the same manner as if it were a U.S. Holder. In lieu of the statement described above, such non-U.S. Holder will be required to provide to the Company a properly executed Form 4224 (or successor form) in order to claim an exemption from withholding tax. In addition, if such non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on and any gain recognized on the sale, exchange or other disposition of a Note will be included in the effectively connected earnings and profits of such non-U.S. Holder if such interest or gain, as the case may be, is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States.

  The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

  On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                             PLAN OF DISTRIBUTION

  The Notes are being offered on a continuing basis for sale by the Company through each of Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., NationsBanc Montgomery Securities LLC and BNY Capital Markets, Inc. (collectively, the "Agents"), who will purchase the Notes, as principal, from the Company for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by such Agent, or, if so specified in an applicable Pricing Supplement, for resale at a fixed public offering price. Unless otherwise specified in an applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale (as described below) of a Note of identical maturity. If agreed to by the Company and the applicable Agent, such Agent may utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in an applicable Pricing Supplement. The Company will pay a commission to each such Agent, ranging from .125% to .750% of the principal amount of a Note, depending upon its Stated Maturity, sold through such Agent.

  An Agent may sell Notes it has purchased from the Company as principal to other dealers for resale to investors, and may allow any portion of the discount received in connection with such purchases from the Company to such dealers. After the initial public offering of Notes, the public offering price (in the case of Notes to be resold on a fixed public offering price basis), the concession and the discount may be changed.

  The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject orders in whole or in part. The Agents will have the right, in their discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by them on an agency basis.

  Unless otherwise specified in an applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in New York City on the date of settlement.

  In connection with the offering of the Notes purchased by one or more Agents, as principal, on a fixed price basis, the Agents are permitted to engage in certain transactions that stabilize the price of the Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes. If the Agents create a short position in the Notes in connection with the offering (i.e., if they sell Notes in an aggregate principal amount exceeding that set forth in the applicable Pricing Supplement), the Agents may reduce that short position by purchasing Notes in the open market.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

  Neither the Company nor any of the Agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the Company nor any of the Agents makes any representation that the Agents will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  No Note will have an established trading market when issued. The Notes will not be listed on any securities exchange. Each of the Agents may from time to time purchase and sell Notes in the secondary market, but no Agent is obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, the Agents may make a market in the Notes, but the Agents are not obligated to do so and may discontinue any market-making activity at any time.

  Each Agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to indemnify each of the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Agents may be required to make in respect thereof. The Company has agreed to reimburse each of the Agents for certain other expenses.

  Concurrently with the offering of Notes through the Agents as described herein, the Company may issue other Debt Securities pursuant to the Indenture referred to herein.

PROSPECTUS
                     HEALTH CARE PROPERTY INVESTORS, INC.

                                  SECURITIES

  Health Care Property Investors, Inc. (the "Company") may offer from time to time, in one or more series, its unsecured debt securities (the "Debt Securities"), shares of its Preferred Stock, par value $1.00 per share (the "Preferred Stock") and shares of its Common Stock, par value $1.00 per share (the "Common Stock"). The Debt Securities, the Preferred Stock and the Common Stock are collectively referred to herein as the "Securities." The Securities will have an aggregate Offering price of $600,000,000 and will be offered on terms to be determined at the time of the Offering.

  In the case of Debt Securities, the specific title, the aggregate principal amount, the purchase price, the maturity, the rate and time of payment of any interest, any redemption or sinking fund provisions, any conversion provisions and any other specific term of the Debt Securities will be set forth in the accompanying supplement to this Prospectus (the "Prospectus Supplement") and/or a related pricing supplement (the "Pricing Supplement"). In the case of Preferred Stock, the specific number of shares, designation, stated value per share, liquidation preference per share, issuance price, dividend rate (or method of calculation), dividend payment dates, any redemption or sinking fund provisions, any conversion rights and any other specific term of the series of Preferred Stock will be set forth in the accompanying Prospectus Supplement. In the case of Common Stock, the specific number of shares and issuance price per share will be set forth in the accompanying Prospectus Supplement. The Prospectus Supplement will also disclose whether the Securities will be listed on a national securities exchange and if they are not to be listed, the possible effects thereof on their marketability.

  Securities may be sold directly, through agents from time to time or through underwriters or dealers, which may include Merrill Lynch, Pierce, Fenner & Smith Incorporated. If any agent of the Company or any underwriter is involved in the sale of the Securities, the name of such agent or underwriter and any applicable commission or discount will be set forth in the accompanying Prospectus Supplement. See "Plan of Distribution." The net proceeds to the Company from such sale also will be set forth in the applicable Prospectus Supplement.

  The Debt Securities, if issued, will rank on parity with all other unsecured and unsubordinated indebtedness of the Company. See "Description of the Debt Securities."

                               ----------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
        THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                  TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.
                               ----------------

                The date of this Prospectus is August 27, 1998.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files, reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at Room 1024 of the offices of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and is available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the principal offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a world wide web site at http://www.sec.gov that contains reports, proxy and other information regarding registrants that file electronically with the Commission. Reports, proxy materials and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus and any accompanying Prospectus Supplement do not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, which may be examined without charge at the public reference facilities maintained by the Commission at the Public Reference Room of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies thereof may be obtained from the Commission upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company's (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1997, (ii) proxy statement dated March 30, 1998, (iii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, (iv) Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, (v) Amendment to Annual Report on Form 10-K for the year ended December 31, 1997, (vi) Amendment No. 2 to Annual Report on Form 10-K for the year ended December 31, 1997, (vii) Amendment to Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, (viii) Amendment to Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, (ix) Current Report on Form 8-K dated April 23, 1998, (x) Current Report on Form 8-K dated April 30, 1998, (xi) Current Report on Form 8-K dated June 17, 1998, (xii) Current Report on Form 8-K dated June 3, 1998, (xiii) Amendment to Current Report on Form 8-K dated June 17, 1998, and (xiv) the description of the Common Stock contained in the Company's Registration Statement on Form 10, dated May 7, 1985 (File No. 1-8895), including amendments dated May 20, 1985, May 23, 1985 and July 17, 1990, in each case as filed with the Commission pursuant to the Exchange Act, are hereby incorporated by reference into this Prospectus and shall be deemed to be a part hereof.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the Offering of the Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, as the case may be, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request. Copies of this Prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this Prospectus under Section 10(a) of the Securities Act will also be provided without charge to each such person, upon written or oral request. Requests for such copies should be directed to James G. Reynolds, Executive Vice President and Chief Financial Officer, Health Care Property Investors, Inc., 4675 MacArthur Court, 9th Floor, Newport Beach, California 92660, (949) 221-0600.

CAUTIONARY LANGUAGE REGARDING FORWARD LOOKING STATEMENTS

  Statements in this Prospectus that are not historical factual statements are "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The Company intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of complying with these safe harbor provisions. The statements include, among other things, statements regarding the intent, belief or expectations of the Company and its officers and can be identified by the use of terminology such as "may," "will," "expect," "believe," "intend," "plan," "estimate," "should" and other comparable terms or the negative thereof. In addition, the Company, through its senior management, from time to time makes forward looking oral and written public statements concerning the Company's expected future operations and other developments. Stockholders and other investors are cautioned that, while forward looking statements reflect the Company's good faith beliefs and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. Actual results may differ materially from the expectations contained in the forward looking statements as a result of various factors. Such factors include (i) legislative, regulatory, or other changes in the health care industry at the local, state or federal level which increase the costs of or otherwise affect the operations of the Company's Lessees (as defined below); (ii) changes in the reimbursement available to the Company's Lessees and mortgagors by governmental or private payors, including changes in Medicare and Medicaid payment levels and the availability and cost of third party insurance coverage; (iii) competition for Leasees and mortgagors, including with respect to new leases and mortgages and the renewal or roll-over of existing leases; (iv) competition for the acquisition and financing of health care facilities; (v) the ability of the Company's Lessees and mortgagors to operate the Company's properties in a manner sufficient to maintain or increase revenues and to generate sufficient income to make rent and loan payments; and, (vi) changes in national or regional economic conditions, including changes in interest rates and the availability and cost of capital to the Company.

                                  THE COMPANY

  Health Care Property Investors, Inc. (the "Company"), a Maryland corporation, was organized in March 1985 to qualify as a real estate investment trust (a "REIT"). The Company invests in health care related real estate located throughout the United States, including long-term care facilities, congregate care and assisted living facilities, acute care and rehabilitation hospitals, medical office buildings, physician group practice clinics and psychiatric facilities.

  References herein to the Company include Health Care Property Investors, Inc. and its wholly-owned subsidiaries, unless the context otherwise requires. The Company's principal offices are located at 4675 MacArthur Court, 9th Floor, Newport Beach, California 92660, and its telephone number is
(949) 221-0600.

                      RATIO OF EARNINGS TO FIXED CHARGES

  Set forth below is the ratio of earnings to fixed charges for the Company for the periods indicated:

                                                                         SIX
                                                                        MONTHS
                                              YEAR ENDED DECEMBER 31,   ENDED
                                              ------------------------ JUNE 30,
                                              1993 1994 1995 1996 1997   1998
                                              ---- ---- ---- ---- ---- --------
Ratio of Earnings to Fixed Charges(1)........ 3.06 3.35 3.67 3.16 3.03   2.99
Ratio of Earnings to Combined Fixed Charges
 and Preferred Stock Dividends(2)............ 3.06 3.35 3.67 3.16 2.92   2.64

--------
(1) In computing the ratios of earnings to fixed charges: (a) earnings have been based on consolidated income from operations before fixed charges (exclusive of capitalized interest) and (b) fixed charges consist of interest on debt including amounts capitalized and the pro rata share of the partnerships' fixed charges.

(2) In computing the ratios of earnings to combined fixed charges and preferred stock dividends, preferred stock dividends consist of dividends on the Company's 7 7/8% Series A Cumulative Redeemable Preferred Stock which was issued on September 26, 1997.

                                USE OF PROCEEDS

  Unless otherwise specified in the Prospectus Supplement which accompanies this Prospectus, the net proceeds from the sale of the Securities offered from time to time hereby will be used for general corporate purposes, including the repayment of outstanding indebtedness, the acquisition of health care related properties and the construction thereof.

                      DESCRIPTION OF THE DEBT SECURITIES

  The Debt Securities are to be issued under an existing indenture (the "Indenture") dated as of September 1, 1993 between the Company and The Bank of New York, as Trustee (the "Trustee"), which has been filed with the Commission and incorporated by reference in the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indenture and the Debt Securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture to which reference is hereby made for a full description of such provisions, including the definitions therein of certain terms and for other information regarding the Debt Securities. Whenever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference. Copies of the Indenture are available for inspection during normal business hours at the principal executive offices of the Company, 4675 MacArthur Court, 9th Floor, Newport Beach, California 92660.

  The following sets forth certain general terms and provisions of the Debt Securities offered by this Prospectus and the accompanying Prospectus Supplement (the "Offered Debt Securities"). Further terms of the Offered Debt Securities are set forth in the applicable Prospectus Supplement and/or an applicable Pricing Supplement.

GENERAL

  The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that the Debt Securities may be issued from time to time in one or more series. All securities issued under the Indenture will rank equally and ratably with all other securities issued under the Indenture.

  The Debt Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Debt Securities are not, by their terms, subordinate in right of payment to any other indebtedness of the Company.

  The Prospectus Supplement and any related Pricing Supplement will describe certain terms of the Offered Debt Securities, including (a) the title of the Offered Debt Securities; (b) any limit on the aggregate principal amount of the Offered Debt Securities and their purchase price; (c) the date or dates on which the Offered Debt Securities will mature; (d) the rate or rates per annum (or manner in which interest is to be determined) at which the Offered Debt Securities will bear interest, if any, and the date from which such interest, if any, will accrue; (e) the dates on which such interest, if any, on the Offered Debt Securities will be payable and the Regular Record Dates for such Interest Payment Dates; (f) any mandatory or optional sinking fund or analogous provisions; (g) additional provisions, if any, for the defeasance of the Offered Debt Securities; (h) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption or repayment provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption or repayment provisions; (i) whether the Offered Debt Securities are to be issued in whole or in part in registered form represented by one or more registered global securities (a "Registered Global Security") and, if so, the identity of the depositary for such Registered Global Security or Securities; (j) any applicable material United States federal income tax consequences; and (k) any other specific terms of the Offered Debt Securities, including any additional events of default or covenants provided for with respect to such Debt Securities, and any terms that may be required by or advisable under applicable laws or regulations.

  Principal of, premium, if any, and interest, if any, on the Debt Securities will be payable at such place or places as are designated by the Company and set forth in the applicable Prospectus Supplement. Interest, if any, on the Debt Securities will be paid, unless otherwise provided in the applicable Prospectus Supplement, by check mailed to the person in whose name the Debt Securities are registered at the close of business on the record dates designated in the applicable Prospectus Supplement at the address of the related holder appearing on the register of Debt Securities. The Trustee will maintain at an office in the Borough of Manhattan, The City of New York, a register for the registration of transfers of Debt Securities, subject to any restrictions set forth in the applicable Prospectus Supplement relating to the Debt Securities.

  Unless otherwise provided in the applicable Prospectus Supplement or Pricing Supplement, the Debt Securities will be issued only in fully registered form without coupons, and in denominations of $1,000 or any larger amount that is an integral multiple of $1,000. Debt Securities may be presented for exchange and transfer in the manner, at the places and subject to the restrictions set forth in the Indenture, the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Indenture.

  Debt Securities will bear interest at a fixed rate or a floating rate. The Debt Securities may be issued at a price less than their stated redemption price at maturity, resulting in such Debt Securities being treated as issued with original issue discount for federal income tax purposes ("Original Issue Discount Debt Securities"). Such Original Issue Discount Debt Securities may currently pay no interest or interest at a rate which at the time of issuance is below market rates. Special federal income tax and other considerations applicable to any such discounted Notes will be described in the Prospectus Supplement or Pricing Supplement relating thereto.

  The Indenture provides that all Debt Securities of any one series need not be issued at the same time and that the Company may, from time to time, issue additional Debt Securities of a previously issued series. In addition, the Indenture provides that the Company may issue Debt Securities with terms different from those of any other series of Debt Securities and, within a series of Debt Securities, certain terms (such as interest rate or manner in which interest is calculated and maturity date) may differ.

CONVERSION RIGHTS

  The terms, if any, on which Debt Securities of a series may be exchanged for or converted into shares of Common Stock, Preferred Stock or Debt Securities of another series will be set forth in the Prospectus Supplement relating thereto. To protect the Company's status as a REIT, a holder may not convert any Debt Security, and such Debt Security shall not be convertible by any holder, if as a result of such conversion any person would then be deemed to beneficially own, directly or indirectly, 9.9% or more of the Company's Common Stock.

GLOBAL DEBT SECURITIES

  The registered Debt Securities of a series may be issued in the form of one or more fully registered global Securities (a "Registered Global Security") that will be deposited with a depositary (a "Depositary") or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series and registered in the name of the Depositary or a nominee thereof. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

  The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

  Ownership of beneficial interests in a Registered Global Security will be limited to persons that have accounts with the Depositary for such Registered Global Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Debt Securities represented by such Registered Global Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Registered Global Securities.

  So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Depositary for such Registered Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or if an owner of a beneficial interest in a Registered Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary for such Registered Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

  Principal, premium, if any, and interest payments of Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest in respect of such Registered Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Registered Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be responsibility of such participants.

  If the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Registered Global Security or Securities representing such Debt Securities. Any Debt Securities issued in definitive form in exchange for a Registered Global Security will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Registered Global Security.

CERTAIN COVENANTS OF THE COMPANY

 Limitation on Borrowing Money

  The Company covenants in the Indenture that it will not create, assume, incur, or otherwise become liable in respect of, any

    (a) Senior Debt (as defined below) unless the aggregate principal amount of Senior Debt outstanding of the Company will not, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, exceed the greater of (i) 300% of Capital Base (as defined below), or (ii) 500% of Tangible Net Worth (as defined below); and

    (b) Non-Recourse Debt (as defined below) unless the aggregate principal amount of Senior Debt and Non-Recourse Debt outstanding of the Company will not, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, exceed 500% of Capital Base.

  For the purpose of this limitation as to borrowing money, "Senior Debt" shall mean all Debt other than Non-Recourse Debt and Subordinated Debt; "Debt," with respect to any Person, shall mean (i) its indebtedness, secured or unsecured, for borrowed money; (ii) Liabilities secured by any existing lien on property owned by such Person; (iii) Capital Lease Obligations, and the present value of all payments due under any arrangement for retention of title (discounted at the implicit rate if known and at 9% otherwise) if such arrangement is in substance an installment purchase or an arrangement for the retention of title for security purposes; and (iv) guarantees of obligations of the character specified in the foregoing clauses (i), (ii) and (iii), to the full extent of the liability of the guarantor (discounted to present value, as provided in the foregoing clause (iii), in the case of guarantees of title retention arrangements); "Capital Lease" shall mean at any time any lease of Property which, in accordance with generally accepted accounting principles, would at such time be required to be capitalized on a balance sheet of the lessee; "Capital Lease Obligation" shall mean at any time the amount of the liability in respect of a Capital Lease which, in accordance with generally accepted accounting principles, would at such time be so required to be capitalized on a balance sheet of the lessee; "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible; "Person" shall mean an individual, partnership, joint venture, joint-stock company, association, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof; "Non-Recourse Debt" with respect to any Person, shall mean any Debt secured by, and only by, property on or with respect to which such Debt is incurred where the rights and remedies of the holder of such Debt in the event of default do not extend to assets other than the property constituting security therefor; "Subordinated Debt" shall mean any unsecured Debt of the Company which is issued or assumed pursuant to, or evidenced by, an indenture or other instrument which contains provisions for the subordination of such other Debt (to which appropriate reference shall be made in the instruments evidencing such other Debt if not contained therein) to the Debt Securities (and, at the option of the Company, if so provided, to other Debt of the Company, either generally or as specifically designated); "Capital Base" shall mean, at any date, the sum of Tangible Net Worth and Subordinated Debt; "Tangible Net Worth" shall mean, at any date, the net book value (after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves) of the Tangible Assets of the Company at such date, minus the amount of its Liabilities at such date; "Tangible Assets" shall mean all assets of the Company (including assets held subject to Capital Leases and other arrangements pursuant to which title to the Property has been retained by or vested in some other Person for security purposes) except: (i) deferred assets other than prepaid insurance, prepaid taxes and deposits; (ii) patents, copyrights, trademarks, trade names, franchises, goodwill, experimental expense and other similar intangibles; and (iii) unamortized debt discount and expense; and "Liabilities" shall mean any date the items shown as liabilities on the balance sheet of the Company, except any items of deferred income, including capital gains.

 Consolidation, Merger and Sale of Assets

  The Company shall not consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to any person unless the Company shall be the continuing corporation, or the successor corporation or person to which such assets are transferred or leased shall be organized under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume the Company's obligations on the Debt Securities and under such Indenture, and after giving effect to such transaction no Event of Default shall have occurred and be continuing, and certain other conditions are met.

 Additional Covenants

  Any additional covenants of the Company with respect to a series of the Debt Securities will be set forth in the Prospectus Supplement and/or Pricing Supplement relating thereto.

EVENTS OF DEFAULT

  The following will be Events of Default under the Indenture with respect to the Debt Securities of any series: (a) failure to pay principal of or any premium on any Debt Security of such series when due; (b) failure to pay any interest on any Debt Security of such series when due, continued for 30 days;
(c) failure to deposit any sinking fund payment when due in respect of any Debt Security of such series; (d) failure to perform any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of one or more series of Debt Securities other than that series), continued for 60 days after written notice by the Trustee to the Company or by the holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of such series to the Company and the Trustee as provided in the Indenture; (e) certain events in bankruptcy, insolvency, conservatorship, receivership or reorganization of the Company; (f) an acceleration of any other indebtedness of the Company, in an aggregate principal amount exceeding $20,000,000, not rescinded or annulled within 10 days after written notice is given as provided in the Indenture; and
(g) the occurrence of any other Event of Default provided with respect to the Debt Securities of that series.

  If an Event of Default with respect to the Outstanding Debt Securities of any series occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount of all the Outstanding Debt Securities of that series to be due and payable immediately. At any time after the declaration of acceleration with respect to the Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration.

  The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default with respect to a series of Debt Securities, give to the holders of the Outstanding Debt Securities of such series notice of all uncured defaults known to it. Except in the case of default in the payment of principal, premium, if any, or interest, if any, on any Debt Securities of a series, the Trustee shall be protected in withholding such notice if the Trustee in good faith determines that the withholding of such notice is in the interest of the holders of Outstanding Debt Securities of such series.

  The Indenture provides that, subject to the duty of the Trustee during the continuance of an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee and subject to certain other limitations, the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.

  The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

MODIFICATION, WAIVER AND AMENDMENT

  The Indenture provides that modifications and amendments may be made by the Company and the Trustee to the Indenture with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of, premium, if any, or interest, if any, on any Debt Security; (b) reduce the principal amount of, premium, if any, or interest, if any, on any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Debt Security payable upon acceleration of the Stated Maturity thereof; (d) change the place or currency of payment of the principal of, premium, if any, or interest, if any, on any Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; or (f) reduce the percentage in aggregate principal amount of the Outstanding Debt Securities of any series, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

  The holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series will be able, on behalf of all holders of the Debt Securities of that series, to waive compliance by the Company with certain restrictive provisions of the Indenture, or any past default under the Indenture with respect to the Debt Securities of that series, except a default in the payment of principal, premium, if any, or interest, if any, or in respect of a provision of the Indenture which cannot be amended or modified without the consent of the holder of each Outstanding Debt Security of the series affected.

SATISFACTION AND DISCHARGE OF INDENTURE

  The Indenture, with respect to any and all series of Debt Securities (except for certain specified surviving obligations including, among other things, the Company's obligation to pay the principal of, premium, if any, or interest, if any, on any Debt Securities), will be discharged and cancelled upon the satisfaction of certain conditions, including the payment in full of the principal of, premium, if any, and interest, if any, on all of the Debt Securities of such series or the deposit with the Trustee of an amount of cash sufficient for such payment or redemption, in accordance with the Indenture.

DEFEASANCE

  The Company will be able to terminate certain of its obligations under the Indenture with respect to the Debt Securities of any series on the terms and subject to the conditions contained in the Indenture, by depositing in trust with the Trustee cash or U.S. government obligations (or combination thereof) sufficient to pay the principal of, premium, if any, and interest, if any, on the Debt Securities of such series to their maturity or redemption date in accordance with the terms of the Indenture and such Debt Securities.

GOVERNING LAW AND CONSENT TO JURISDICTION

  The Debt Securities and the Indenture will be governed by and construed in accordance with the laws of the State of California.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest it must eliminate such conflict or resign or otherwise comply with the Trust Indenture Act of 1939, as amended.

  The Indenture provides that, in case an Event of Default should occur and be continuing, the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs in the exercise of its powers.

                        DESCRIPTION OF PREFERRED STOCK

  The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles of Restatement of the Company (the "Charter Documents"), and the Board of Directors' resolution or articles supplementary (the "Articles Supplementary") relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Preferred Stock.

GENERAL

  The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $1.00 par value per share, and 50,000,000 shares of Preferred Stock, $1.00 par value per share. See "Description of Common Stock."

  Under the Charter Documents, the Board of Directors of the Company is authorized without further stockholder action to establish and issue, from time to time, up to 50,000,000 shares of preferred stock of the Company, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as shall be stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by the Board of Directors of the Company.

  The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the designation and stated value per share of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such Preferred Stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (v) any redemption or sinking fund provisions; (vi) any conversion rights; and (vii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

  The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Unless otherwise stated in a Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity as to dividends and distributions of assets with each other series of the Preferred Stock. The rights of the holders of each series of the Preferred Stock will be subordinate to those of the Company's general creditors.

CERTAIN PROVISIONS OF THE CHARTER DOCUMENTS

  See "Description of Common Stock--Redemption and Business Combination Provisions" for a description of certain provisions of the Charter Documents, including provisions relating to redemption rights and provisions which may have certain anti-takeover effects.

DIVIDEND RIGHTS

  Holders of shares of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available therefor, cash dividends on such dates and at such rates as will be set forth in, or as are determined by the method described in, the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates, fixed by the Board of Directors of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

  Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement relating to such series of Preferred Stock. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the holders of such series of Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company shall have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

  So long as the shares of any series of the Preferred Stock shall be outstanding, unless (i) full dividends (including if such Preferred Stock is cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding shares of the Preferred Stock of such series and all other series of preferred stock of the Company (other than Junior Stock, as defined below) and (ii) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of Preferred Stock of such series or any shares of any other preferred stock of the Company of any series (other than Junior Stock), the Company may not declare any dividends on any shares of Common Stock of the Company or any other stock of the Company ranking as to dividends or distributions of assets junior to such series of Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Company, other than Junior Stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Stock.

LIQUIDATION PREFERENCE

  In the event of any liquidation, dissolution or winding up of the Company, voluntary or involuntary, the holders of each series of the Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets or payment is made to the holders of Common Stock or any other shares of stock of the Company ranking junior as to such distribution or payment to such series of Preferred Stock, the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any other shares of preferred stock of the Company (including any other series of the Preferred Stock) ranking as to any such distribution on a parity with such series of the Preferred Stock are not paid in full, the holders of the Preferred Stock of such series and of such other shares of preferred stock of the Company will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Preferred Stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of the Preferred Stock will be entitled to no further participation in any distribution of assets by the Company.

  If such payment shall have been made in full to all holders of shares of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes of stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

REDEMPTION

  A series of the Preferred Stock may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Shares of the Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of preferred stock of the Company.

  In the event that fewer than all of the outstanding shares of a series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless default shall be made by the Company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of the Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

  So long as any dividends on shares of any series of the Preferred Stock or any other series of preferred stock of the Company ranking on a parity as to dividends and distributions of assets with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock or such other series of preferred stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares of Preferred Stock of such series or of shares of such other series of preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series, and, unless the full cumulative dividends on all outstanding shares of any cumulative Preferred Stock of such series and any other stock of the Company ranking on a parity with such series as to dividends and upon liquidation shall have been paid or contemporaneously are declared and paid for all past dividend periods, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for stock of the Company) ranking junior to the Preferred Stock of such series as to dividends and upon liquidation.

  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of Preferred Stock to be redeemed at the address shown on the stock transfer books of the Company. After the redemption date, dividends will cease to accrue on the shares of Preferred Stock called for redemption and all rights of the holders of such shares will terminate, except the right to receive the redemption price without interest.

CONVERSION RIGHTS

  The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted (mandatorily or otherwise) into shares of Common Stock or another series of Preferred Stock will be set forth in the Prospectus Supplement relating thereto. See "Description of Common Stock."

VOTING RIGHTS

  Except as indicated below or in a Prospectus Supplement relating to a particular series of the Preferred Stock, or except as required by applicable law, the holders of the Preferred Stock will not be entitled to vote for any purpose.

  So long as any shares of Preferred Stock remain outstanding, the Company shall not, without the consent or the affirmative vote of the holders of a majority of the shares of each series of Preferred Stock outstanding at the time given in person or by proxy, either in writing or at a meeting (such series voting separately as a class) (i) authorize, create or issue, or increase the authorized or issued amount of, any series of stock ranking prior to such series of Preferred Stock with respect to payment of dividends, or the distribution of assets on liquidation, dissolution or winding up or reclassifying any authorized stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares and (ii) to repeal, amend or otherwise change any of the provisions applicable to the Preferred Stock of such series in any manner which materially and adversely affects the powers, preferences, voting power or other rights or privileges of such series of the Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized preferred stock or the creation or issuance of other series of preferred stock, or any increase in the amount of authorized shares of such series or of any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

RESTRICTIONS ON OWNERSHIP

  For the Company to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Stock of the Company. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock.

TRANSFER AGENT AND REGISTRAR

  The transfer agent, dividend and redemption price disbursement agent and registrar for shares of each series of the Preferred Stock will be set forth in the Prospectus Supplement relating thereto.

                          DESCRIPTION OF COMMON STOCK

  The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $1.00 per share, and 50,000,000 shares of Preferred Stock, par value $1.00 per share. The following description is qualified in all respects by reference to the Charter Documents of the Company, a copy of which was filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, the Amended and Restated Bylaws of the Company, a copy of which was filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, and the Rights Agreement (the "Rights Agreement") between the Company and Bank of New York (successor to Chemical Trust Company of California), as Rights Agent.

COMMON STOCK

  All shares of Common Stock participate equally in dividends payable to holders of Common Stock when and as declared by the Board of Directors and in net assets available for distribution to holders of Common Stock on liquidation, dissolution, or winding up of the Company, have one vote per share on all matters submitted to a vote of the stockholders and do not have cumulative voting rights in the election of directors. All issued and outstanding shares of Common Stock are, and the Common Stock offered hereby will be upon issuance, validly issued, fully paid and nonassessable. Holders of the Common Stock do not have preference, conversion, exchange or preemptive rights. The Common Stock is listed on the New York Stock Exchange (NYSE
Symbol: HCP).

STOCKHOLDER RIGHTS PLAN

  On July 5, 1990, the Board of Directors of the Company declared a dividend distribution of one right (each, a "Right") for each outstanding share of Common Stock of the Company to stockholders of record at the close of business on July 30, 1990. When exercisable, each Right entitles the registered holder to purchase from the Company one share of the Company's Common Stock at a price of $47.50 per share, subject to adjustment. Initially, the Rights will be attached to all outstanding shares of Common Stock, and no separate Rights Certificates will be distributed. The Board also authorized the issuance of one Right with respect to each share of Common Stock that shall become outstanding between July 30, 1990 and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (all as defined in the Rights Agreement). Each share of Common Stock offered hereby will have upon issuance one Right attached.

  The Rights will become exercisable and will detach from the Common Stock upon the earlier of (i) the tenth day after the public announcement that any person or group has acquired beneficial ownership of 15% or more of the Company's Common Stock, or (ii) the tenth day after any person or group commences, or announces an intention to commence, a tender or exchange offer which, if consummated, would result in the beneficial ownership by a person or group of 30% or more of the Company's Common Stock (the earlier of (i) and (ii) being the "Distribution Date"). If such person or group acquires beneficial ownership of 15% or more of the Company's Common Stock (except pursuant to certain cash tender offers for all outstanding Common Stock approved by the Board of Directors) or if the Company is the surviving corporation in a merger and its Common Stock is not changed or exchanged, each Right will entitle the holder to purchase, at the Right's then current exercise price, that number of shares of the Company's Common Stock having a market value equal to twice the exercise price. Similarly, if after the Rights become exercisable, the Company merges or consolidates with, or sells 50% or more of its assets or earning power to, another person, each Right will then entitle the holder to purchase, at the Right's then current exercise price, that number of shares of the stock of the acquiring company which at the time of such transaction would have a market value equal to twice the exercise price.

  The Rights may be redeemed in whole, but not in part, at a price of $0.01 per Right by the Board of Directors at any time until ten days following the public announcement that a person or group has acquired beneficial ownership of 15% or more of the Company's outstanding Common Stock. The Board of Directors may, under certain circumstances, extend the period during which the Rights are redeemable or postpone the Distribution Date. The Rights will expire on July 30, 2000, unless earlier redeemed.

TRANSFER RESTRICTIONS, REDEMPTION AND BUSINESS COMBINATION PROVISIONS

  If the Board of Directors shall, at any time and in good faith, be of the opinion that direct or indirect ownership of more than 9.9% or more of the voting shares of capital stock has or may become concentrated in the hands of one beneficial owner, the Board of Directors shall have the power (i) by lot or other means deemed equitable by it to call for the purchase from any stockholder of the Company a number of voting shares sufficient, in the opinion of the Board of Directors, to maintain or bring the direct or indirect ownership of voting shares of capital stock of such beneficial owner to a level of no more than 9.9% of the outstanding voting shares of the Company's capital stock, and (ii) to refuse to transfer or issue voting shares of capital stock to any person whose acquisition of such voting shares would, in the opinion of the Board of Directors, result in the direct or indirect ownership by that person of more than 9.9% of the outstanding voting shares of capital stock of the Company. Further, any transfer of shares, options, warrants, or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the outstanding voting shares shall be deemed void ab initio and the intended transferee shall be deemed never to have had an interest therein. The purchase price for any voting shares of capital stock so redeemed shall be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which notices of such acquisitions are sent by the Company, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the net asset value of such stock as determined by the Board of Directors in accordance with the provisions of applicable law. From and after the date fixed for purchase by the Board of Directors, the holder of any shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares, except the right to payment of the purchase price for the shares.

  The Charter Documents require that, except in certain circumstances, Business Combinations (as defined below) between the Company and a beneficial holder of 10% or more of the Company's outstanding voting stock (a "Related Person") be approved by the affirmative vote of at least 90% of the outstanding voting shares of the Company.

  A Business Combination is defined in the Charter Documents as (a) any merger or consolidation of the Company with or into a Related Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any "Substantial Part" (as defined below) of the assets of the Company (including without limitation any voting securities of a subsidiary) to a Related Person, (c) any merger or consolidation of a Related Person with or into the Company, (d) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the Company, (e) the issuance of any securities (other than by way of pro rata distribution to all stockholders) of the Company to a Related Person, and (f) any agreement, contract or other arrangement providing for any of the transactions described in the definition of Business Combination. The term "Substantial Part" shall mean more than 10% of the book value of the total assets of the Company as of the end of its most recent fiscal year ending prior to the time the determination is being made.

  The foregoing provisions of the Charter Documents and certain other matters may not be amended without the affirmative vote of at least 90% of the outstanding voting shares of the Company.

  The Rights and the foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain stockholders might deem to be in their interests or in which they might receive a substantial premium. The Board of Directors' authority to issue and establish the terms of currently authorized Preferred Stock, without stockholder approval, may also have the effect of discouraging takeover attempts. See "Description of Preferred Stock." The Rights and the foregoing provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of shares of Common Stock, deprive stockholders of opportunities to sell at a temporarily higher market price. However, the Board of Directors believes that inclusion of the Business Combination provisions in the Charter Documents and the Rights may help assure fair treatment of stockholders and preserve the assets of the Company.

  The foregoing summary of certain provisions of the Rights and the Charter Documents does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and, the Charter Documents and the Rights Agreement, copies of which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part.

TRANSFER AGENT AND REGISTRAR

  Bank of New York acts as transfer agent and registrar of the Common Stock.

           CERTAIN FEDERAL INCOME TAX CONSIDERATIONS TO THE COMPANY

  The following summary of certain federal income tax considerations to the Company is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of any of the Securities will vary depending upon the terms of the specific Securities acquired by such holder, as well as his particular situation, and this discussion does not attempt to address any aspects of federal income taxation relating to holders of Securities. Certain federal income tax considerations relevant to holders of the Securities will be provided in the applicable Prospectus Supplement relating thereto.

  EACH INVESTOR IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OWN TAX ADVISOR, REGARDING THE TAX CONSEQUENCES TO HIM OF THE ACQUISITION, OWNERSHIP AND SALE OF THE SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY AS A REIT

  General. The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1985. The Company believes that, commencing with its taxable year ended December 31, 1985, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it has operated or will continue to operate in such a manner so as to qualify or remain qualified. Further, the anticipated income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "--Failure to Qualify."

  These sections of the Code and the corresponding Treasury Regulations, are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. Latham & Watkins has acted as tax counsel to the Company in connection with this Prospectus and the Company's election to be taxed as a REIT.

  Latham & Watkins rendered an opinion to the Company as of June 18, 1998 to the effect that, commencing with the Company's taxable year ended December 31, 1985, the Company was organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation would enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based on various assumptions and was conditioned upon certain representations made by the Company as to factual matters and that Latham & Watkins undertook no obligation to update this opinion subsequent to such date. In addition, this opinion was based upon the factual representations of the Company as set forth in this Prospectus. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by Latham & Watkins. Accordingly, no assurance can be given that the actual results of the Company's operation in any particular taxable year will satisfy such requirements. See "--Failure to Qualify."

  If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax as follows: First, the Company will be required to pay tax at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (defined generally as property acquired by the Company through foreclosure or otherwise after a default on a loan secured by the property or a lease of the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to any asset (a "Built-In Gain Asset") acquired by the Company from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in the hands of the Company is determined by reference to the basis of the asset in the hands of the C corporation, if the Company recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of such asset over (b) the Company's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate rate pursuant to Treasury Regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-In Gain assume that the Company will make an election pursuant to Internal Revenue Service ("IRS") Notice 88-19 and that the availability or nature of such election is not modified as proposed in President Clinton's 1999 Federal Budget Proposal.

  Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) at any time during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) and (7) which meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (6).

  The Company believes that the conditions set forth in (1) through (4) above have been satisfied. The Company also believes that it has issued sufficient shares of common stock and preferred stock with sufficient diversity of ownership to allow it to satisfy conditions (5) and (6). In addition, the Company's Charter Documents provide for restrictions regarding transfer of the Company's capital stock, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirement described in (6) above. Such transfer restrictions are described in "Transfer Restrictions, Redemption and Business Combination Provisions." There can be no assurance, however, that such transfer restrictions will, in all cases, prevent a violation of the stock ownership provisions described in (6) above. The ownership and transfer restrictions pertaining to a particular class or series of capital stock will be described in the applicable Prospectus Supplement pertaining to such class or series. If the Company fails to satisfy such share ownership requirements, the Company's status as a REIT will terminate; provided, however, beginning January 1, 1998, if the Company complies with the rules contained in the applicable Treasury Regulations requiring the Company to attempt to ascertain the actual ownership of its shares, and the Company does not know, and would not have known through the exercise of reasonable diligence, whether it failed to meet the requirement set forth in condition (6) above, the Company will be treated as having met such requirement. See "--Failure to Qualify." In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company has a calendar taxable year.

  The Company owns, directly or indirectly, interests in various partnerships and limited liability companies (collectively, the "Partnerships"). In the case of a REIT that is a partner in a partnership or member of a limited liability company which is taxable as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company (as the case may be) and will be deemed to be entitled to the income of the partnership or limited liability company (as the case may be) attributable to such share. In addition, the character of the assets and gross income of the partnership or limited liability company (as the case may be) will retain the same character in the hands of the REIT for purposes of
Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the partnerships and limited liability companies in which the Company is a partner or member will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

  The Company owns and operates a number of properties through subsidiaries. Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, the Company's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as assets, liabilities and items of the Company. A qualified REIT subsidiary will not be subject to federal income tax and the Company's ownership of the voting stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitutes more than 10% of such issuer's voting securities or more than 5% of the value of the Company's total assets.

  Income Tests. In order to maintain its qualification as a REIT, the Company annually must satisfy certain gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, for each taxable year beginning on or prior to August 6, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

  Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property (subject to a 1% de minimis exception applicable to the Company for its taxable years beginning in 1998), other than through an independent contractor from whom the REIT derives no revenue; provided, however, the REIT may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. The Company does not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant, (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or (iv) perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue. Notwithstanding the foregoing, the Company may have taken and may continue to take certain of the actions set forth in (i) through (iv) above to the extent such actions will not, based on the advice of tax counsel to the Company, jeopardize the Company's tax status as a REIT.

  The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

  The Company expects to recognize income from the performance of certain management and administrative services relating to the partnerships in which it owns interests. At least a portion of this income will not be qualifying income under the 95% and 75% gross income tests described above. The Company believes that the aggregate amount of this service income (and any other non-qualifying income) in any taxable year will not exceed the limits on non-qualifying income under the gross income tests described above.

  If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company would not qualify as a REIT. As discussed above in "-- Taxation of the Company-General," even if these relief provisions apply, a 100% tax would be imposed on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company failed the 75% or 95% test multiplied by (b) a fraction intended to reflect the Company's profitability. No similar mitigation provision provides relief if the Company failed the 30% gross income test in years prior to 1998. In such case, the Company would have ceased to qualify as a REIT.

  Any gain realized by the Company on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including the Company's share of any such gain realized by any of the Partnerships) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Company holds its properties for investment with a view to long-term appreciation, engages in the business of acquiring, developing, owning, and operating such properties (and other properties) and makes such occasional sales of its properties as are consistent with the Company's investment objectives. There can be no assurance, however, that the IRS might not contend that one or more of such sales is subject to the 100% penalty tax.

  Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets (including assets held by the Company's qualified REIT subsidiaries and the Company's allocable share of the assets held by the Partnerships) must be represented by real estate assets, stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or a long-term (at least five years) public debt offering of the Company, cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

  After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including as a result of the Company increasing its interest in one or more of the Partnerships if the applicable Partnership owns the non-qualifying asset), the failure can be cured by the disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. The Company has maintained and intends to continue to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If the Company fails to cure noncompliance with the asset tests within such time period, the Company would cease to qualify as a REIT.

  Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. In addition, if the Company disposes of any Built-In Gain Asset during its Recognition Period, the Company would be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. The amount distributed must not be preferential -- i.e., each holder of shares of the Company's common stock must receive the same distribution per share, and each holder of shares of the Company's series A preferred stock must receive the same distribution per share. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. The Company believes that it has made and intends to continue to make timely distributions sufficient to satisfy these annual distribution requirements.

  The Company's REIT taxable income has been and is expected to continue to be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet these distribution requirements, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

  If the Company fails to meet the 95% distribution test due to certain adjustments (e.g., an increase in the Company's income or a decrease in its deduction for dividends paid) by reason of a judicial decision or by agreement with the IRS, the Company may be able to pay a "deficiency dividend" to shareholders of the Company in the taxable year of the adjustment, which dividend would relate back to the year being adjusted. In such case, the Company would also be required to pay interest to the IRS and would be subject to any applicable penalty provisions.

  Furthermore, if the Company should fail to distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of the following January) at least the sum of (1) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax. The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements set forth above.

TAX RISKS ASSOCIATED WITH THE PARTNERSHIPS

  The ownership of an interest in a Partnership may involve special tax risks, including the possible challenge by the IRS of (i) allocations of income and expense items, which could affect the computation of taxable income of the Company, and (ii) the status of a Partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If any of the Partnerships were treated as an association taxable as a corporation for federal income tax purposes, the Partnership would be treated as a taxable entity. In addition, in such a situation, (i) if the Company owned more than 10% of the outstanding voting securities of such Partnership, or the value of such securities exceeded 5% of the value of the Company's assets, the Company would fail to satisfy the asset tests described above and would therefore fail to qualify as a REIT, (ii) distributions from any such Partnership to the Company would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described above and could, therefore, make it more difficult for the Company to satisfy such test,
(iii) the interest in any such Partnership held by the Company would not qualify as a "real estate asset," which could make it more difficult for the Company to meet the 75% asset test described above, and (iv) the Company would not be able to deduct its share of any losses generated by the Partnership in computing its taxable income. See "--Failure to Qualify" for a discussion of the effect of the Company's failure to meet such tests for a taxable year. The Company believes that each of the Partnerships will be treated for tax purposes as a partnership (rather than an association taxable as a corporation). No assurance can be given that the IRS will not successfully challenge the federal income tax status of the Partnerships as partnerships.

FAILURE TO QUALIFY

  If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Such a failure to qualify for taxation as a REIT would reduce the cash available for distribution by the Company to stockholders and to pay debt service and could have an adverse effect on the market value and marketability of the Securities. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of the Company's current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. In addition, a recent federal budget proposal contains a provision which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT in taxable years beginning after January 1, 1999, and thus could effectively preclude the Company from re-electing to be taxed as a REIT following a loss of its REIT status.

STATE AND LOCAL TAXES

  The Company may be subject to state or local taxes in other jurisdictions such as those in which the Company may be deemed to be engaged in activities or own property or other interests. The state and local tax treatment of the Company may not conform to the federal income tax consequences discussed above.

                             PLAN OF DISTRIBUTION

  The Company may sell the Securities being offered hereby directly or through agents, underwriters or dealers, which may include Merrill Lynch, Pierce, Fenner & Smith Incorporated.

  Offers to purchase Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. The Company may also sell Securities to an agent as principal. Agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

  If any underwriters are utilized in the sale of Securities in respect of which this Prospectus is delivered, the Company will enter into an underwriting agreement with such underwriters and the names of the underwriters and the terms of the transaction will be set forth in the applicable Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public. Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

  If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

  Securities may also be offered and sold, if so indicated in any Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

  If so indicated in any Prospectus Supplement, the Company will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the applicable Prospectus Supplement, and such Prospectus Supplement will set forth the commission payable for solicitation of such offers.

                                 LEGAL MATTERS

  Certain legal matters with respect to the Securities offered hereby will be passed upon for the Company by Latham & Watkins, Los Angeles, California. Brown & Wood LLP, Los Angeles, California, will act as counsel for any agents or underwriters. Paul C. Pringle is a partner of Brown & Wood LLP and owns 3,000 shares of the Company's Common Stock. Certain legal matters relating to Maryland law will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland.

                                    EXPERTS

  The financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

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  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR IN-CORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PRO-SPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE AGENTS. THIS PROSPECTUS SUPPLE-MENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, THE AP-PLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

                               ----------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Description of Notes.......................................................  S-2
Material Federal Income Tax
 Considerations............................................................ S-14
Plan of Distribution....................................................... S-21

                                  PROSPECTUS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by
 Reference.................................................................   2
The Company................................................................   3
Ratio of Earnings to Fixed Charges.........................................   4
Use of Proceeds............................................................   4
Description of the Debt Securities.........................................   5
Description of Preferred Stock.............................................  11
Description of Common Stock................................................  14
Certain Federal Income Tax Considerations to the Company...................  17
Plan of Distribution.......................................................  23
Legal Matters..............................................................  24
Experts....................................................................  24

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                                 $150,000,000

                     HEALTH CARE PROPERTY INVESTORS, INC.

                          MEDIUM-TERM NOTES, SERIES D

                             --------------------

                             PROSPECTUS SUPPLEMENT

                             --------------------

                              MERRILL LYNCH & CO.

                             GOLDMAN, SACHS & CO.

                     NATIONSBANC MONTGOMERY SECURITIES LLC

                           BNY CAPITAL MARKETS, INC.

                                AUGUST 27, 1998

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